                         V3 SEMICONDUCTOR INC. AMENDED
                            1996 STOCK OPTION PLAN

1.   Purpose.

         The purpose of the V3 Semiconductor Inc. Amended 1996 Stock Option Plan (the "Plan") is to align the interests of officers, other employees and non-employee directors of V3 Semiconductor Inc. and its subsidiaries (collectively, the "Company") with those of the stockholders of V3 Semiconductor Inc. ("V3"); to reinforce corporate, organizational and business development goals; to promote the achievement of year-to-year and long-range financial and other business objectives; and to reward the performance of individual officers, other employees and non-employee directors in fulfilling their personal responsibilities for long-range achievements.

2.   Definitions.

     The following terms, as used herein, shall have the following meanings:

     (a)  "Award" shall mean any Option granted pursuant to the Plan.

     (b) "Award Agreement" shall mean any written agreement, contract, or other instrument or document between V3 and a Participant evidencing an Award.

     (c)  "Board" shall mean the Board of Directors of V3.

     (d) "Change in Control" shall mean the occurrence of an event described in Section 10(f) hereof.

     (e)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (f) "Committee" shall mean a committee appointed by the Board to administer the Plan and to perform the functions set forth herein.

     (g) "Company" shall mean, collectively, V3 and all of its subsidiaries now held or hereafter acquired.

     (h) "Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code.

     (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (j) "Executive Officer" shall mean an officer of the Company who, as of the beginning of a Performance Period, is an, executive officer', within the meaning of Rule 3b-7 promulgated under the Exchange Act.

     (k) "Fair Market Value" as of a particular date shall mean the fair market value of the shares of

          Common Stock as determined by the Committee in its sole discretion; provided, however, that (A) if the shares are admitted to trading on a national securities exchange, Fair Market Value on any date shall be the average of the high and low sale prices reported for the shares on such exchange on such date or on the last date preceding such date on which a sale was reported, (B) if the shares are admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") or other comparable quotation system and have been designated as a National Market System ("NMS") security, Fair Market Value on any date shall be the average of the high and low sale price reported for the shares on such system on such date or on the last day preceding such date on which a sale was reported, or (C) if the shares are admitted to quotation on Nasdaq and have not been designated a NMS security, Fair Market Value on any date shall be the average of the highest bid and lowest asked prices of the shares on such system on such date.

     (1) "Incentive Stock Option" shall mean an option that meets the requirements of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

     (m) "Initial Director" shall mean a Non-Employee Director of the Company who is a member of the Board at the date of requisite approval of this Plan by the stockholders of V3.

     (n) "Non-Employee Director" shall mean a member of the Board who is not also an employee of the Company.

     (o) "Nonqualified Stock Option" shall mean an option other than an Incentive Stock Option.

     (p) "Option" shall mean the right, granted pursuant to this Plan, of a holder to purchase shares of Stock under the Stock Option Program (or, with respect to a Non-Employee Director, pursuant to Section 7 hereof) at a price and upon the terms to be specified by the Committee (or pursuant to Section 7 hereof).

     (q) "Participant" shall mean an officer or other employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein and, with respect to Awards under Section 7 hereof, each Non-Employee Director.

     (r)  "Plan" shall mean the V3 Incorporated 1996 Stock Option Plan.

     (s)  "Plan Year" shall mean the Company's fiscal year.

     (t) "Stack" shall mean shares of common stock, par value $0.001 per share, of V3.

     (u) "Stock Option Program" shall mean the program set forth in Section 6 hereof.

     (v) "Subsequent Director" shall mean a Non-Employee Director of V3 who becomes a member of the Board (or with respect to directors who are also employees of the Company, a director who becomes a Non-Employee Director) subsequent to the requisite approval of the Plan by the stockholders of V3.

     (w) "Ten Percent Stockholder" shall mean a Participant who, at the time an Incentive Stock Option is to be granted to such Participant, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company within the meaning of Sections 422(e) and 422(f), respectively, of the Code.

     (x)  "V3" shall mean V3 Semiconductor Inc., a Nevada corporation.

3.   Administration.

         The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stack to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered (provided that in no event shall the foregoing be construed to permit the repricing of an Option (whether by amendment, cancellation and regrant or otherwise) to a lower exercise price); to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

         The Committee shall consist of two or more persons each of whom is an, outside director,' within the meaning of Section 162(m) of the Code and a "disinterested person,' within the meaning of Rule 16b-3 under the Exchange Act. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.

         No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.   Eligibility.

         Awards may be granted to officers and other employees of the Company in the sole discretion of the Committee. In determining the persons to whom Awards shall be granted and the type of Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. Awards shall also be made to Non-Employee Directors in accordance with the provisions of Section 7 hereof.

5.   Stock Subject to the Plan; Limitation on Grants.

         The maximum number of shares of Stock reserved for issuance pursuant to the Plan shall be 400,000 shares, subject to adjustment as provided herein. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan; provided that, to the extent required for the Plan to comply with Rule 16b-3 promulgated under the Exchange Act, in the case of forfeiture, cancellation, exchange or surrender of shares of Restricted Stock, the number of shares with respect to such Awards shall not be available for Awards hereunder unless dividends paid on such shares are also forfeited, cancelled, exchanged or surrendered.

         During the term of this plan, no Participant can receive options relating to shares of Stock which in the aggregate exceed 10% of the total number of shares of Stock authorized pursuant to the Plan, as adjusted pursuant to the terms hereof.

         In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse Stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code.

6.   Stock Option Program.

         Each Option granted pursuant to this Section 6 shall be evidenced by an Award Agreement, in such form and containing such terms and conditions as the Committee shall from time to time approve, which Award Agreement shall comply with and be subject to the following terms and conditions, as applicable.

         (1) Number of Shares. Each Award Agreement shall state the number of shares of Stock to which the Option relates.

         (2) Type of Option. Each Award Agreement shall specifically state that the Option constitutes an Incentive Stock Option or a Nonqualified Stock Option.

         (3) Option Price. Each Award Agreement shall state the Option price, which shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Stock covered by the option on the date of grant. The Option price shall be subject to adjustment as provided in Section 5 hereof. The date as of which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such option is granted.

         (4) Method and Time of Payment. The Option Price shall be paid in full, at the time of exercise, in cash or in shares of Stock having a Fair Market Value equal to such option price or in a combination of cash and Stock or, in the sale discretion of the Committee, through a cashless exercise procedure.

         (5) Term and Exercisability of Options. Each Award Agreement shall provide that each option shall become exercisable as to 20% of the shares of Stock covered by the Option on the first anniversary of the date the option was granted and as to an additional 20% of the shares of Stock covered by the Option on each of the next four anniversaries of the date the Option was granted, unless the Committee prescribes an exercise schedule of longer duration, provided, that, the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period shall be ten (10) years from the date of the grant of the Option or such shorter period as is determined by the Committee. The exercise period shall be subject to earlier termination as provided in Section 6(a)(6) hereof. An Option may be exercised, as to any or all full shares of Stock as to which the option has become exercisable, by written notice delivered in person or by mail to the Secretary of V3, specifying the number of shares of Stock with respect to which the option is being exercised. For purposes of the preceding sentence, the date of exercise will be deemed to be the date upon which the Secretary of V3 receives such notification.

         (6) Termination. If a Participant's employment by the Company terminates, Options granted to such Participant prior to such termination shall remain exercisable following the effective date of such termination as follows:

             (i) Cause. If employment of a Participant by the Company is terminated for cause, all Options granted to such Participant shall be cancelled as of the effective date of such termination;

             (ii) Retirement or Disability. Upon a Participant's termination of employment by reason of retirement or disability, all Options granted to such Participant that are "deemed exercisable" (as defined in the following sentence) on the effective date of such Participant's retirement or disability shall remain exercisable for a period of three years following such effective date (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option). Those Options that are "deemed exercisable" on and after the effective date of a Participant's retirement or disability, as provided above, shall consist of all unexercised options (or portions thereof) that are immediately exercisable on such date plus those Options (or portions thereof) that would have become exercisable had such Participant not retired or had his employment not terminated until after the next succeeding anniversary of the date of grant of each such option;

             (iii) Other Terminations of Employment. If a Participant's employment by the Company is terminated for any reason other than those described in subsections (i) or (ii) above, his "deemed exercisable" options, which, for purposes of this subsection, shall mean all Options (or portions thereof) granted to such Participant that are immediately exercisable on the effective date of such termination of employment shall remain exercisable (A) for a period of one year from the effective date of such termination of employment if such Participant has 10 or more years of service with the Company, such period of service to be determined as of such effective date of termination (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such option), or (B) for a period of three months from the effective date of such termination of employment (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option).

             (iv) Death.

                  (A) If a Participant dies during the applicable Option exercise period following the effective date of his retirement, disability or other termination of employment, as described in subsections (ii) or (iii) above, his executors, administrators, legatees or distributees shall have a period expiring on the date one year from the date of his death (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option) within which to exercise his "deemed exercisable" Options, as described in such applicable subsection.

                  (B) If a Participant dies while employed by the Company, his executors, administrators, legatees or distributees shall have a period expiring on the date one year from the date of his death (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option) within which to exercise his "deemed exercisable" Options, which shall consist of all unexercised options (or portions thereof) that are immediately exercisable on such date of death plus those Options (or portions thereof) that would have become exercisable had such Participant not died until after the next succeeding anniversary of the date of grant of each such option.

         (7) Incentive Stock Options. Options granted as Incentive Stock Options shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in this Section 6.

                  (A) Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and all other Plans of the Company become exercisable for the first time by each Participant during any calendar year shall not exceed $100,000.

                  (B) Ten Percent Stockholder. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, (x) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Stock on the date of grant of such Incentive Stock Option, and
(y) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

Non-Emplovee Directors Formula Award Program.

         The provisions of this Section 7 shall apply only to grants of Options to Non-Employee Directors.

         (a) General. Non-Employee Directors shall receive Nonqualified Stock Options under the Plan. The exercise price per share of Stock purchasable under Options granted to Non-Employee Directors shall be the Fair Market Value of a share of Stock on the date of grant. No Option granted to a Non-Employee Director may be subject to a discretionary acceleration of exercisability except upon a Change in Control as defined in Section 10(f) hereof.

         (b) Initial Grants to Initial Directors. Upon the requisite approval of the Plan by the stockholders of V3, each Initial Director shall be granted automatically an Option to purchase [1,0001 shares of Stock.

         (c) Initial Grants To Subsequent Directors. Each Subsequent Director will, at the time such director becomes a member of the Board, be granted automatically an Option to purchase [1,0001 shares of Stock.

         (d) Subsequent Grants To Directors. On the date of each annual meeting of stockholders of V3 subsequent to the 1996 annual meeting, each continuing Initial Director will be granted automatically an Option to purchase [1,0001 shares of Stock. On the date of each annual meeting of stockholders of V3 subsequent to a Subsequent Director's becoming a Non-Employee Director, each Subsequent Director will be granted automatically an Option to purchase [1,0001 shares of Stock.

         (e) Method and Time of Payment. The Option Price shall be paid in full, at the time of exercise, in cash or in shares of Stock having a Fair Market Value equal to such option price or in a combination of cash and Stock.

         (f) Exercisability. Each Option granted under this Section 7 shall be exercisable as to 20 percent of the shares of Stock covered by the Option on the first anniversary of the date the option is granted and as to an additional 20 percent of the shares of Stock covered by the option on each of the next four anniversaries of such date of grant. To the extent not exercised, instalments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the option expires.

         (g) Termination. Upon the termination of a NonEmployee Director from such position, for any reason, all Options granted to such Non-Employee Director pursuant to this Section 7 shall remain exercisable for a period of one year following the date of such termination, but in no event may the term of an Option be extended beyond its expiration date.

8.   General Provisions.

         (a) Compliance with Legal Requirements. The Plan and the granting and exercising of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Stock under any Award as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations.

         (b) Nontransferability. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution or, if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative.

         (c) No Right To Continued Employment. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

         (d) Withholding Taxes. Where a Participant or other person is entitled to receive shares of Stock pursuant to the exercise of an Option or is otherwise entitled to receive shares of Stock or cash pursuant to an Award hereunder, the Company shall have the right to require the Participant or such other person to pay to the Company the amount of any taxes which the Company may be required to withhold before delivery to such Participant or other person of cash or a certificate or certificates representing such shares.

         Upon the disposition of shares of Stock acquired pursuant to the exercise of an Incentive Stock option, the Company shall have the right to require the payment of the amount of any taxes which are required by law to be withheld with respect to such disposition.

         Unless otherwise prohibited by the Committee or by applicable law, a Participant may satisfy any such withholding tax obligation by any of the following methods, or by a combination of such methods: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares of Stock or cash otherwise payable to such Participant (1) one or more of such shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation or (2) cash in an amount less than or equal to the amount of the total withholding tax obligation; or (c) delivering to the Company previously acquired shares of Stock (none of which shares may be subject to any claim, lien, security interest, community property right or other right of spouses or present or former family members, pledge, option, voting agreement or other restriction or encumbrance of any nature whatsoever) having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation. A Participant's election to pay his or her withholding tax obligation (in whole or in part) by the method described in (b)(1) above is irrevocable once it is made, may be disapproved by the Committee and, if made by any director, officer or other person who is subject to Section 16(b) of the Exchange Act, must be made (x) only during the period beginning on the third business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings and ending on the twelfth business day following the date of such release or (y) not less than six

         (e) Amendment and Termination of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment which requires stockholder approval under applicable Nevada law or in order for the Plan to continue to comply with Rule 16b-3 or Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Award theretofore granted under the Plan. The power to grant Options under the Plan will automatically terminate ten years after the adoption of the Plan by the stockholders. If the Plan is terminated, any unexercised option shall continue to be exercisable in accordance with its terms and the terms of the Plan in effect immediately prior to such termination.

         (f) Change in Control. Notwithstanding any other provision of the Plan to the contrary, if, while any Awards remain outstanding under the Plan, a "Change in Control" of V3 (as defined in this Section 10(f)) shall occur,
(1) all Options granted under the Plan that are outstanding at the time of such Change in Control shall become immediately exercisable in full, without regard to the years that have elapsed from the date of grant.

         For purposes of this paragraph 10(f), a Change in Control of V3 shall occur upon the happening of the earliest to occur of the following:

                  (i) any "Person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (1) V3, (2) any trustee or other fiduciary holding securities under an employee benefit plan of V3, or (3) any corporation owned, directly or indirectly, by the stockholders of V3 in substantially the same proportions as their ownership of Stock (each an ,excluded person")), is or becomes the "beneficial owner', (as defined in Rule 13d-3 under the Exchange
         Act), directly or indirectly, of securities of V3 (not including in the securities beneficially owned by such person any securities acquired directly from V3 or its affiliates)

                  (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with V3 to effect a transaction described in clause (i),
         (iii), or (iv) of this paragraph (f)) whose election by the Board or nomination for election by V3,s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least a 70 percent majority of the Board;

                  (iii) the stockholders of V3 approve a merger or consolidation of V3 with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of V3 outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 80% or more of the combined voting power of the voting securities of V3 or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of V3 (or similar transaction) in which no "person" (as hereinabove defined) acquired 20% or more of the combined voting power of V3's then outstanding securities; or

                  (iv) the stockholders of V3 approve a plan of complete liquidation of V3 or an agreement for the sale or disposition by V3 of all or substantially all of V3's assets (or any transaction having a similar effect).

         (g) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by any Award until the date of the issuance of a Stock certificate to him for such shares.

         (h) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

         (i) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

         (j) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Nevada without giving effect to the conflict of laws principles thereof.

         (k) Effective Date. The Plan shall take effect upon its adoption by the Board, but the Plan (and any grants of Awards made prior to the stockholder approval mentioned herein) shall be subject to the requisite approval of the stockholders of the Company. In the absence of such approval, such Awards shall be null and void.

         (1) Beneficiary. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant's estate shall be deemed to be the grantee's beneficiary.

         (m) Interpretation. The Plan is designed and intended to comply with Rule 16b-3 promulgated under the Exchange Act and, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.